Exhibit 99.1

SCO FILES COPYRIGHT INFRINGEMENT LAWSUIT AGAINST AUTOZONE

Lawsuit Alleges Copyright Act Violations for Infringing Uses

of SCO’s Copyright Protected UNIX System V Technology

LAS VEGAS—March 3, 2004—The SCO Group, Inc. (NASDAQ: SCOX), the owner of the UNIX® operating system and a leading provider of UNIX-based solutions, today announced it has filed suit against AutoZone, Inc., for its alleged violations of SCO’s UNIX copyrights through its use of Linux.

SCO’s lawsuit alleges the following:

•                  AutoZone violated SCO’s UNIX copyrights by running versions of the Linux operating system that contain code, structure, sequence and/or organization from SCO’s proprietary UNIX System V code in violation of SCO’s copyrights.

The lawsuit, filed in U.S. District Court in Nevada, requests injunctive relief against AutoZone’s further use or copying of any part of SCO’s copyrighted materials and also requests damages as a result of AutoZone’s infringement in an amount to be proven at trial.

The company will discuss this announcement as part of its regularly scheduled conference call related to first quarter earnings, scheduled for Wednesday, March 3 at 11:00 a.m. Eastern time. To participate on the call, individuals may dial 1-800-818-5264 or 1-913-981-4910 and use the confirmation code:  141144. Alternatively, a listen-only live web cast is available at http://ir.sco.com/medialist.cfm. Call participants are encouraged to dial in 15 minutes before the scheduled start time.

Forward-Looking Statements

This press release contains forward-looking statements regarding SCO’s lawsuit against AutoZone.  These forward-looking statements relate to SCO’s allegations against AutoZone and the relief sought by SCO.  These forward-looking statements are subject to risks and uncertainties including, without limitation, the risk that SCO may not be successful in its claims against AutoZone and that the pursuit of protections for SCO’s copyrights will require the expenditure of resources and may result in further litigation. These forward-looking statements are also subject to the risks and uncertainties set forth in SCO’s filings with the Securities and Exchange Commission.

About SCO

The SCO Group (NASDAQ:  SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group. Linux is a registered trademark of Linus Torvalds.

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